Exhibit 10.1

By Electronic Delivery to: arik@cuentas.com; morenstein@egsllp.com

August 18, 2023

Mr. Shalom Arik Maimon

Interim Chief Executive Officer

Cuentas, Inc.

235 Lincoln Rd., Suite 210

Miami Beach, FL 33139

Re:	Cuentas, Inc. (the “Company”)
Nasdaq Symbol: CUEN

Dear Mr. Maimon:

I am following up on a recent telephone conversation with Mark Orenstein, Ellenoff Grossman & Schole LLP, in which I explained that companies listed on the Nasdaq Capital Market (the “Capital Market”) are required to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing.1 Since your Form 10-Q for the period ended June 30, 2023 reported stockholders’ equity of $1,471,000, and as of August 17, 2023, the Company does not meet the alternatives of market value of listed securities or net income from continuing operations, the Company no longer complies with our Listing Rule (the “Rule”).2

Under our Rules the Company has 45 calendar days to submit a plan to regain compliance. If your plan is accepted, we can grant an extension of up to 180 calendar days from the date of this letter to evidence compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an extension. You are encouraged to provide any relevant documentation, including but not limited to financial projections, agreements, offering circulars, letters of intent and contracts and the timeline to complete your plan.3

In determining whether to accept your plan, we will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’s current non-compliance, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures. Therefore, it would be helpful if your plan addresses each of these points.

[1]	Listing Rule 5550(b)(1)
[2]	In a situation where an Issuer does not comply with the minimum $2.5 million, shareholders’ equity criteria of the Capital Market, Staff will determine if the Company has a market value of listed securities of $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. For your convenience we have attached a breakdown of the Capital Market’s quantitative continued listing requirements.

[3]	For additional information with respect to compliance plans please see attached “Nasdaq Online Resources” when preparing your plan of compliance.

Mr. Shalom Arik Maimon

August 18, 2023

Please email the Company’s compliance plan to me at ellen.ignacio@nasdaq.com no later than October 2, 2023. After we review the plan, we will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.4

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.5 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.6 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.7

Finally, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in the list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please contact me at +1 202 441 5613.

Sincerely,

Ellen Ignacio

Listing Analyst

Nasdaq Listing Qualifications

Enclosures

[4]	See Listing Rule 5815(a).
[5]	Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.
[6]	The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.
[7]	Listing IM-5810-1.

NASDAQ ONLINE RESOURCES

All of our listing information and forms are available electronically on the Listing Center. In addition to facilitating electronic submission of forms, you can also use the Listing Center to access Nasdaq’s Reference Library containing hundreds of frequently asked questions and Governance Clearinghouse containing the latest updates on corporate governance and listing standards.

To help you navigate the deficiency process, we have provided links to some our most viewed resource materials.

●	Board Composition and Committee Requirements

●	Governance Clearinghouse

●	Hearings Process

●	How to Transfer to Nasdaq Capital Market

●	Information about Application of Shareholder Approval Rules

●	Initial Listing Process

●	Listing Fees

●	Listing of Additional Shares Process

●	MarketWatch Electronic Disclosure Submissions

●	Nasdaq Listing Rules

●	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions

THE NASDAQ CAPITAL MARKET

CONTINUED LISTING REQUIREMENTS

This table identifies the minimum standards for continued listing on The Nasdaq Capital Market. Each incidence of non-compliance by the Company is denoted with an “X”.

	Equity		Market Value		Net Income
Requirements	Standard		Standard		Standard
Stockholders’ equity	$2.5 million	X	N/A		N/A
Market value of listed securities[8]	N/A		$35 million	X	N/A
Net income from continuing operations (in the latest fiscal year or in two of the last three fiscal years)	N/A		N/A		$500,000	X
Publicly held shares[9]	500,000		500,000		500,000
Market value of publicly held shares	$1 million		$1 million		$1 million
Bid price	$ 1		$ 1		$ 1
Public holders[10]	300		300		300
Market makers[11]	2		2		2
Corporate governance	Yes		Yes		Yes

[8]	The term, “listed securities”, is defined as “securities listed on NASDAQ or another national securities exchange.”
[9]	Publicly held shares is defined as total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the company.
[10]	Total shareholders include both holders of beneficial interest and holders of record.

[11]	An electronic communications network (ECN) is not considered a market maker for the purpose of these rules.